Exhibit 10.1
COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), dated as of February 5, 2025, is made by and among LKQ Corporation, a Delaware corporation (the “Corporation”), the entities and natural persons set forth under the “Ancora Parties” caption in the signature pages hereto and their Affiliates and Associates (as such terms are defined below) (each individually, an “Ancora Party,” and collectively, the “Ancora Parties”), and the entities and natural persons set forth under the “Engine Parties” caption in the signature pages hereto and their Affiliates and Associates (each individually, an “Engine Party,” and collectively, the “Engine Parties”) (each Ancora Party and Engine Party, individually, an “Investor Party,” and the Ancora Parties and Engine Parties collectively, the “Investor Parties”).
WHEREAS, the Investor Parties collectively Beneficially Own (as defined below) an aggregate of 5,816,913 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Corporation issued and outstanding on the date hereof;
WHEREAS, the Investor Parties and the Corporation (collectively, the “Parties”) have engaged in discussions concerning the Board of Directors of the Corporation (the “Board”);
WHEREAS, on January 7, 2025, Ancora Catalyst Institutional, LP submitted a letter to the Corporation (the “Nomination Notice”) nominating certain director candidates to be elected to the Board at the 2025 annual Shareholder Meeting (as defined below); and
WHEREAS, the Parties have determined that it is in their respective best interests to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.Board Matters.
a.The Corporation shall, effective immediately following the execution and delivery of this Agreement, (i) increase the size of the Board from eleven (11) to thirteen (13) directors, and (ii) appoint Sue Gove and Michael Powell (collectively, the “New Independent Directors,” and individually a “New Independent Director”) to serve as directors of the Corporation, each with a term expiring at the 2025 annual Shareholder Meeting. During the Standstill Period (as defined below), the Board and all applicable committees of the Board shall not increase the size of the Board prior to the expiration of the Standstill Period (as defined below), to more than thirteen (13) directors without the prior written consent of the Investor Parties.
b.The Corporation shall include the New Independent Directors (or any Replacement Director (as defined below) thereof, as applicable) in the Corporation’s slate of nominees for election as directors of the Corporation at the 2025 annual Shareholder Meeting and shall use commercially reasonable efforts to cause the election of the New Independent Directors (or any Replacement Director, as applicable) to the Board at the 2025 annual Shareholder Meeting

(including the Board recommending that the Corporation’s shareholders vote in favor of the election of the New Independent Directors (or any Replacement Director, as applicable) in the Corporation’s proxy statement for the 2025 annual Shareholder Meeting and otherwise supporting the New Independent Directors for election in a manner no less rigorous and favorable than the manner in which the Corporation supports its other nominees in the aggregate).
c.If, during the Standstill Period (as defined below), either New Independent Director resigns from the Board or is rendered unable (due to death or disability) to, or refuses to, serve on the Board, and at all times since the date of this Agreement and at such time the Investor Parties Beneficially Own in the aggregate at least 1% of the Common Stock, then the Investor Parties shall have the right to identify a replacement (who shall qualify as “independent” pursuant to the rules of the NASDAQ Stock Exchange and the applicable rules and regulations of the Securities and Exchange Commission) to fill the resulting vacancy caused by such New Independent Director’s departure from the Board and any such person shall be promptly appointed to the Board, subject to the good faith review and approval of such person (such approval not to be unreasonably conditioned, withheld or delayed) by the Corporation’s Governance/Nominating Committee and the Board (any such replacement director, a “Replacement Director”); provided that a Replacement Director shall not be an Investor Party, any Investor Affiliate (as defined below), or employee of any Investor Party. Upon a Replacement Director’s appointment to the Board, such Replacement Director shall be deemed to be a New Independent Director for all purposes under this Agreement.
d.Effective immediately following the execution and delivery of this Agreement, the Board and all applicable committees thereof will take such actions as are necessary to form an advisory committee of the Board, to be named the Finance Committee (the “Committee”). The Committee is an advisory committee responsible for making recommendations to the Board regarding the Corporation’s capital allocation strategy and business portfolio. In accordance with Delaware law and the Corporation’s Amended and Restated Bylaws, the Board will cause the Committee to be composed of five members: Sue Gove, Michael Powell and three other members of the Board serving on the Board prior to the execution of this Agreement, who will initially be Andrew Clarke, John Mendel, and Xavier Urbain, with Andrew Clarke to serve as Chair of the Committee. During the Standstill Period, the composition of the Committee shall remain as specified in this Section 1.d.
e.While each New Independent Director (and any Replacement Director, as applicable) serves as a director of the Board, he or she shall receive compensation (including equity-based compensation, if any), an annual retainer, and benefits (including expense reimbursements) on the same basis as all other nonemployee directors of the Corporation as determined by the Board.
f.Concurrent with the execution of this Agreement, Ancora Catalyst Institutional, LP and the Investor Parties hereby irrevocably withdraw the Nomination Notice and any related materials or notices.
g.The New Independent Directors (and any Replacement Director, as applicable) will be subject to the same protections and obligations regarding confidentiality, conflicts of interest, related-party transactions, fiduciary duties (as set forth under Delaware law), codes of conduct, trading and disclosure policies (including the

Corporation’s insider trading policy), director resignation policy, stock ownership guidelines and other governance guidelines and policies of the Corporation as other directors, as amended from time to time (collectively, the “Corporation Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all nonemployee directors of the Corporation. The Corporation shall make available to the New Independent Directors (and any Replacement Director, as applicable) copies of all Corporation Policies not publicly available on the Corporation’s website. At all times while a New Independent Director (and any Replacement Director, as applicable) is serving as a member of the Board, (i) such New Independent Director shall not disclose any confidential information of the Corporation and/or its subsidiaries to any of the Investor Parties or any “Affiliate” or “Associate” (for purposes of this Agreement, as each is defined in Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of each Investor Party (collectively and individually, the “Investor Affiliates”) and (ii) each Investor Party shall not, and shall cause the Investor Affiliates not to, seek to obtain confidential information of the Corporation and/or its subsidiaries from any New Independent Director (or any Replacement Director, as applicable) or other director.
h.Notwithstanding anything to the contrary in this Agreement, the rights and privileges set forth in this Agreement shall be personal to the Investor Parties, respectively, and may not be transferred or assigned to any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature (each, a “Person”), except that the Investor Parties shall be permitted to transfer or assign this Agreement to their respective controlled Affiliates, provided that any such transfer or assignment shall not relieve any transferring Investor Party of its or their obligations under this Agreement.
i.For purposes of this Agreement, the term “Beneficially Own” or variations thereof shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
2.Standstill and Voting.
a.The Investor Parties each agree that during the Standstill Period, the Investor Parties and Investor Affiliates will not (and they will not assist or encourage others to), directly or indirectly, in any manner, without prior written approval of the Board:
i.take any actions, including acquiring, seeking to acquire or agreeing to acquire (directly or indirectly), whether by market purchases, private purchases, tender or exchange offer, through the acquisition of control of another person, by joining a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise, any shares of Common Stock (or Beneficial Ownership thereof) or any securities convertible or exchangeable into or exercisable for any shares of Common Stock (or Beneficial Ownership thereof) (including any derivative securities or any other rights decoupled from the underlying securities of the Corporation) such that the Investor Parties would collectively Beneficially Own at least 5.0% of the shares of Common Stock outstanding at such time;

ii.other than in open market sale transactions where the identity of the purchaser is not known, sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Corporation or any rights decoupled from the underlying securities held by the Investor Parties to any person or entity not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Corporation, or (D) an Investor Affiliate (any person or entity not set forth in the foregoing clauses (A)-(D) shall be referred to as a “Third Party”) that would result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any Beneficial Ownership or other ownership interest representing in the aggregate at least 5.0% of the shares of Common Stock outstanding at such time;
iii.(A) advise or knowingly encourage or influence any other Person or knowingly assist any Third Party in so encouraging, assisting or influencing any other Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter) or (B) advise, influence or encourage any Person with respect to, or effect or seek to effect, whether alone or in concert with others, the election, nomination or removal of a director other than as permitted by Section 1;
iv.solicit proxies or written consents of shareholders or conduct any other type of referendum (binding or nonbinding) (including any “withhold,” “vote no” or similar campaign) with respect to the shares of Common Stock, or from the holders of the shares of Common Stock, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or knowingly encourage or assist any Third Party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock (other than any encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);
v.(A) form, join or in any other way participate in a “group” with respect to any securities (other than a “group” solely consisting of the Investor Parties or Investor Affiliates), (B) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Corporation’s shareholders at any annual or special shareholder meeting or pursuant to an action by written consent of the shareholders (each a “Shareholder Meeting”), other than to the named proxies included in the Corporation’s proxy card for any Shareholder Meeting or in accordance with Section 2.b, or (C) agree to deposit or deposit any securities or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust, agreement or similar arrangement (other than (I) to the named proxies included in the Corporation’s proxy card for any Shareholder Meeting, (II) customary brokerage accounts, margin accounts, prime brokerage accounts and the like, or (III) any agreement solely among the Investor Parties and Investor Affiliates);
vi.separately or in conjunction with any Third Party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or privately, with or without conditions), indicate an interest in or effect any tender offer or exchange offer, merger, acquisition, division, reorganization, restructuring, recapitalization or other business combination involving the Corporation or any of its subsidiaries or the assets or businesses of the Corporation or any of its subsidiaries or actively encourage or initiate or support any other Third Party in any such activity; provided, however, that the Investor Parties and Investor Affiliates shall be permitted to (A) sell or tender their securities subject to applicable rules of the Securities and Exchange Commission and of any stock exchange on which the Corporation is traded, and otherwise receive consideration, pursuant to any such transaction and (B) vote on any such transaction in accordance with Section 2.b;
vii.(A) nominate, recommend for nomination, or give notice of an intent to nominate or recommend for nomination a person for election at any Shareholder Meeting at which the Corporation’s directors are to be elected, (B) present at any Shareholder Meeting any proposal for consideration for action by the shareholders, or (C) call or seek to call, or request the call of, alone or in concert with others, or support another shareholder’s call for, any meeting of shareholders, whether or not such a meeting is permitted by the Corporation’s organizational documents;
viii.take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing the Board, management or policies of the Corporation, including any plans or proposals to change the number or term of directors or the removal of any directors, or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Corporation; (C) any other material change in the Corporation’s management, business or corporate structure; (D) seeking to have the Corporation waive or make amendments or modifications to the Corporation’s charter or bylaws; (E) causing a class of securities of the Corporation to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Corporation to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; unless such actions are approved in advance by the Board, in each case with respect to the foregoing clauses (A) through (F), except as set forth in Section 1;
ix.make any request for shareholder list materials or other books and records of the Corporation under Section 220 of the Delaware General Corporation Law or otherwise; provided that if any New Independent Director (or Replacement Director, as applicable) makes such a request solely in such New Independent Director’s capacity as a director in a manner consistent with his or her fiduciary duties to the Corporation, such material and other books and records may not be shared with any Investor Party or Investor Affiliate, notwithstanding any other provision of this Agreement;
x.except in the case of fraud by the Corporation, institute, solicit, join (as a party) or knowingly assist any litigation, arbitration or other proceeding against the Corporation or any of its current or former directors or officers (including derivative actions), other than (A) litigation by the Investor

Parties to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Corporation or its Affiliates against the Investor Parties or any New Independent Director (or any Replacement Director, as applicable), and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent the Investor Parties from responding to or complying with a validly issued legal process (and the Corporation agrees that this Section 2.a.x shall apply mutatis mutandis to the Corporation and its directors, officers, employees and agents (in each case, acting in such capacity) and Affiliates with respect to the Investor Parties);
xi.encourage, facilitate, support, participate in or enter into any negotiations, agreements, arrangements or understandings with respect to the taking of any actions by any other Person in connection with the foregoing that is prohibited to be taken by the Investor Parties, except as set forth in Section 1; or
xii.request that the Corporation, directly or indirectly, amend or waive any provision of this Section 2 (including this clause (a.xii), other than through nonpublic communications with the Corporation that would not reasonably be expected to trigger public disclosure obligations for any Party.
The foregoing provisions of this Section 2.a shall not be deemed to prevent any Investor Party from (i) communicating privately with the Board or any of the Corporation’s executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Corporation or any Investor Party to make public disclosure with respect thereto, (ii) communicating privately with shareholders of the Corporation and others in a manner that does not otherwise violate this Section 2.a, Section 3 hereof, or any other provision of this Agreement, (iii) taking any action to the extent necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any Investor Party, (iv) only during the period beginning thirty (30) days prior to the termination of the Standstill Period, identifying potential director candidates to serve on the Board, so long as such actions do not create a public disclosure obligation for the Investor Parties or the Corporation, are not publicly disclosed by the Investor Parties or their Affiliates and are undertaken on a basis reasonably designed to be confidential, or (v) making or sending private communications to investors in any member of the Investor Parties or any of their Affiliates, provided that such statements or communications (1) are based on publicly available information and (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way any New Independent Director (or any Replacement Director, as applicable) in the exercise of his or her fiduciary duties under applicable law as a director of the Corporation.
b.In respect of any vote or consent of the Corporation’s shareholders during the Standstill Period (including at any Shareholder Meeting), the Investor Parties shall appear or act in person or by proxy and vote all shares of Common Stock Beneficially Owned by them in accordance with the recommendation of the Board with respect to (i) the election, removal and/or replacement of directors (a “Director Proposal”), (ii) the ratification of the appointment of the Corporation’s independent registered public accounting firm, and (iii) any other proposal submitted to the Corporation’s shareholders at a Shareholder Meeting, in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) make a recommendation that differs from the recommendation of the Board with respect to any proposal submitted to the shareholders at any Shareholder Meeting (other than Director Proposals), the Investor Parties are permitted to vote the shares of Common Stock Beneficially Owned by them at such Shareholder Meeting in accordance with the ISS or Glass Lewis recommendation; provided, further, that the Investor Parties shall be entitled to vote the shares of Common Stock Beneficially Owned by them in their sole discretion with respect to (A) any publicly announced proposal relating to any transaction pursuant to which any person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than 50% of the Corporation’s then-outstanding equity interests and voting power, a merger, stock-for-stock transaction, spin-off, acquisition, disposition of all or substantially all of the assets of the Corporation and its subsidiaries or other business combination involving the Corporation, (B) any financing, recapitalization, restructuring, share issuance or similar extraordinary transaction or (C) the implementation of takeover defenses not in existence as of the date of this Agreement, in each case, that requires a vote of the Corporation’s shareholders.
c.The “Standstill Period” shall begin as of the date of this Agreement and shall remain in full force and effect until the earlier of (i) the date that is 30 days prior to the deadline for the submission of shareholder nominations for the 2026 annual Shareholder Meeting pursuant to the Corporation’s Amended and Restated Bylaws or (ii) the date that is 110 days prior to the first anniversary of the 2025 annual Shareholder Meeting, unless this Agreement is earlier terminated pursuant to Section 17.
d.Each Investor Party shall comply, and shall cause each of its Affiliates to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate.
3.Mutual Non-Disparagement. During the Standstill Period, (a) the Investor Parties shall not make, and shall cause their respective directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Investor Affiliates not to make, or cause to be made, by press release or other public statement to the press or media (including social media), any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages, the Corporation, its subsidiaries or their respective officers and directors or any person who has served as an officer or director of the Corporation or any of its subsidiaries in the past, and (b) the Corporation shall not, and shall cause its directors and executive officers, partners, members, employees, agents (in each case, acting in such capacity), and controlled Affiliates not to make, or cause to be made, by press release or other public statement to the press or media (including social media), any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages, the Investor Parties or their respective officers or directors or any person who has served as an officer or director of an Investor Party in the past. The foregoing shall not prevent the making of any factual statement in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with purported jurisdiction over the party from whom information is sought.
4.Director Information. As a condition to each New Independent Director’s (or, if applicable, any Replacement Director’s) nomination to serve on the Board and any subsequent nomination for election as a director at an annual meeting of the Corporation’s shareholders, such New Independent Director will provide any information the Corporation reasonably requires, including information required by the Corporation’s Amended and Restated Bylaws, as then in effect, or to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and will consent to appropriate background checks, to the extent, in each case, consistent with the information and background checks required by the Corporation in accordance with past practice with respect to other members of the Board. If, at any time following the completion of the Corporation’s background review process, the Board learns that any New Independent Director (or any Replacement Director, as applicable) has committed, been indicted or charged with, or made a plea of nolo contendere to, a felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, then the Board may request that such New Independent Director (or Replacement Director, as applicable) to resign from the Board. If, at any time following the execution and delivery of this Agreement, either New Independent Director (or any Replacement Director, as applicable) violates the Corporation Policies, then the Board may request that such New Independent Director to resign from the Board. In any such case, the resulting vacancy on the Board shall be filled in the manner set forth in Section 1.c.
5.Disclosure of this Agreement. The Parties agree that, promptly following the execution of this Agreement, the Corporation will issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Corporation nor the Investor Parties shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party. No Party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release. During the period commencing on the date hereof and ending on the date this Agreement terminates in accordance with Section 17, no Party shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except to the extent required by law or the rules and regulations under any stock exchange or governmental entity with the prior written consent of the Investor Parties and the Corporation, as applicable, and otherwise in accordance with this Agreement. Notwithstanding the foregoing, the Investor Parties acknowledge and agree that the Corporation may file this Agreement as an exhibit to a Current Report on Form 8-K within four (4) business days of the execution of this Agreement, provided that the Corporation shall first preview such Current Report with the Investor Parties in advance of making such filing and consider reasonable comments by the Investor Parties.
6.Representations and Warranties.
a.The Corporation represents and warrants to the Investor Parties that: (i) the Corporation has the requisite corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it hereto and thereto; (ii) this Agreement has been duly and validly authorized, executed and delivered by the

Corporation, constitutes a valid and binding obligation and agreement of the Corporation and is enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (iii) the execution, delivery and performance of this Agreement by the Corporation does not and will not (x) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Corporation or (y) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Corporation is a party or by which it is bound.
b.Each such Ancora Party represents and warrants to the Corporation that: (a)(i) as of the date of this Agreement, each such Investor Party Beneficially Owns, directly or indirectly, only the number of Common Stock as described opposite its name on Schedule A to this Agreement and such schedule includes all Affiliates of each such Ancora Party that Beneficially Own any securities of the Corporation or of record and reflects all Common Stock in which each such Ancora Party has any interest or right to acquire, whether through derivative securities, voting agreements or otherwise; (a)(ii) as of the date of this Agreement, other than as disclosed herein, each such Ancora Party does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Corporation (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Corporation or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to Beneficial Ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement); (b) this Agreement has been duly and validly authorized, executed and delivered by each such Ancora Party, and constitutes a valid and binding obligation and agreement of each such Ancora Party, enforceable against each such Ancora Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) each such Ancora Party has the authority to execute this Agreement on behalf of itself and the applicable Ancora Parties associated with that signatory’s name, and to bind each such Ancora Party to the terms of this Agreement, including by virtue of having sole voting and dispositive power over each such Ancora Party’s Common Stock; (d) each Ancora Party shall cause each of its Affiliates to comply with the terms of this Agreement, and (e) the execution, delivery and performance of this Agreement by each such Ancora Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or the New Independent Directors, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which each such Ancora Party is a party or by which it is bound.  Each such Ancora Party represents and warrants that it has no voting commitments (written or oral) with any of the New Independent Directors as of the date of this Agreement and agrees that it shall not compensate or otherwise incentivize any of the New Independent Directors (or any Replacement Director, as applicable) for their service or action on the Board or enter into voting commitments (written or oral) relating to the Corporation with any director or officer of the Corporation.  Except as otherwise disclosed in the Nomination Notice, each such Ancora Party further represents and warrants that it does not have, directly or indirectly, any agreements, arrangements or understandings with any person (other than their own representatives) with respect to its investment in the Corporation, any strategic, capital, management or other operational matter with respect to the Corporation, any potential transaction involving the Corporation, or the acquisition, voting or disposition of any securities of the Corporation.  Each such Ancora Party further represents and warrants that no Ancora Party has any control or influence over any compensation or other monetary payments to be received by any of the New Independent Directors in connection with their service as a director of the Corporation and that none of the Ancora Parties are aware of any facts or circumstances that will prevent any of the New Independent Directors from exercising independent judgment with respect to any matter involving the Corporation or items that may come before the Board or any of its committees, including the Committee.  Each such Ancora Party further represents and warrants that the information previously provided to the Corporation is true, accurate and complete in all material respects.
c.Each such Engine Party represents and warrants to the Corporation that: (a)(i) as of the date of this Agreement, each such Engine Party Beneficially Owns, directly or indirectly, only the number of Common Stock as described opposite its name on Schedule B to this Agreement and such schedule includes all Affiliates of each such Engine Party that Beneficially Owns any securities of the Corporation or of record and reflects all Common Stock in which each such Engine Party has any interest or right to acquire, whether through derivative securities, voting agreements or otherwise; (a)(ii) as of the date of this Agreement, other than as disclosed herein, each such Engine Party does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Corporation (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Corporation or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to Beneficial Ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement); (b) this Agreement has been duly and validly authorized, executed and delivered by each such Engine Party, and constitutes a valid and binding obligation and agreement of each such Engine Party, enforceable against each such Engine Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) each such Engine Party has the authority to execute this Agreement on behalf of itself and the applicable Engine Parties associated with that signatory’s name, and to bind each such Engine Party to the terms of this Agreement, including by virtue of having sole voting and dispositive power over each such Engine Party’s Common Stock; (d) each Engine Party shall cause each of its Affiliates to comply with the terms of this Agreement, and (e) the execution, delivery and performance of this Agreement by each such Engine Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or the New Independent Directors, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which each such Engine Party is a party or by which it is bound.  Each such Engine Party represents and warrants that it has no voting commitments (written or oral) with any of the New Independent Directors as of the date of this Agreement and agrees that it shall not compensate or otherwise incentivize any of the New Independent Directors (or any Replacement Director, as applicable) for their service or action on the Board or enter into voting commitments (written or oral) relating to the Corporation with any director or officer of the Corporation.  Except as otherwise disclosed in the Nomination Notice, each such Engine Party further represents and warrants that it does not have, directly or indirectly, any agreements, arrangements or understandings with any person (other than their own representatives) with respect to its investment in the Corporation, any strategic, capital, management or other operational matter with respect to the Corporation, any potential transaction involving the Corporation, or the acquisition, voting or disposition of any securities of the Corporation.  Each such Engine Party further represents and warrants that no Engine Party has any control or influence over any compensation or other monetary payments to be received by any of the New Independent Directors in connection with their service as a director of the Corporation and that none of the Engine Parties are aware of any facts or circumstances that will prevent any of the New Independent Directors from exercising independent judgment with respect to any matter involving the Corporation or items that may come before the Board or any of its committees, including the Committee.  Each such Engine Party further represents and warrants that the information previously provided to the Corporation is true, accurate and complete in all material respects.
7.Authority. The Ancora Parties hereby appoint Fredrick DiSanto as the sole designee of the Ancora Parties entitled to exercise the collective rights and remedies of the Ancora Parties hereunder, which appointee may be changed from time to time upon written notice to and approval from the Corporation (such approval not to be unreasonably withheld or delayed). The Engine Parties hereby appoint Arnaud Ajdler as the sole designee of the Engine Parties entitled to exercise the collective rights and remedies of the Engine Parties hereunder, which appointee may be changed from time to time upon written notice to and approval from the Corporation (such approval not to be unreasonably withheld or delayed).
8.No Joint Liability. Notwithstanding anything to the contrary in this Agreement, all representations, warranties, covenants, liabilities and obligations under this Agreement are several, and not joint, except among the Ancora Parties collectively as a party to this Agreement and among the Engine Parties collectively as a party to this Agreement, and neither the Ancora Parties nor Engine Parties will be liable for any breach, default, liability or other obligation of such other parties.
9.Expenses. The Corporation shall reimburse the Investor Parties for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with their investment in the Corporation and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $500,000 in the aggregate.
10.Amendment in Writing. This Agreement and each of its terms may only be amended, waived, supplemented or modified in a writing signed by the Parties hereto.
11.Governing Law/Venue/Waiver of Jury Trial/Jurisdiction. Each of the Parties (a) irrevocably and unconditionally consents to submit itself to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event that any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery and each of the Parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such Party’s principal place of business or as otherwise provided by applicable law. FURTHER TO SUCH MATTERS, THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
12.Specific Performance. The Parties expressly agree that an actual or threatened breach of this Agreement by any Party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each Party shall be entitled to a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Agreement or to secure specific enforcement of its terms and provisions, including without limitation the resignation of the New Independent Directors (and any Replacement Director, as applicable) pursuant to Section 4, and each Party agrees it will not take any action, directly or indirectly, in opposition to another Party seeking relief. Each of the Parties agrees to waive any requirement for the security or posting of any bond in connection with any such relief.
13.Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
14.Non-Waiver. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
15.Entire Agreement. This Agreement constitutes the full, complete and entire understanding, agreement, and arrangement of and between the Parties with respect to the subject matter hereof and supersedes any and all prior oral and written understandings, agreements and arrangements between them. There are no other agreements, covenants, promises or arrangements between the Parties other than those set forth in this Agreement (including the attachments hereto).
16.Notice. All notices and other communications which are required or permitted hereunder shall be in writing and shall be deemed validly given, made or served, when delivered in person or sent by overnight courier, when actually received during normal business hours, or on the date of dispatch by the sender thereof when sent by e-mail (to the extent that no “bounce back,” “out of office” or similar message indicating nondelivery is received with respect thereto), if such dispatch is made by 5:00 p.m. New York City time on a business day or, if made after 5:00 p.m. New York City time on a business day, such notice or other communication shall be deemed to have been received on the next succeeding business day, at the address specified in this Section 16:
If to the Corporation:
LKQ Corporation
5846 Crossings Blvd.
Antioch, TN 37013
Attention: Matthew J. McKay
with a copy, which will not constitute notice, to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:    Mark Gordon
Elina Tetelbaum
Email:    MGordon@wlrk.com
ETetelbaum@wlrk.com
If to the Investor Parties:
Ancora Holdings Group LLC
6060 Parkland Boulevard, Suite 200
Cleveland, Ohio 44124
Attention: Jim Chadwick
Email: jchadwick@ancora.net

with a copy, which will not constitute notice, to:

Olshan Frome Wolosky LLP
13035 Avenue of the Americas
New York, New York 10019
Attention:    Andrew Freedman
Email:    afreedman@olshanlaw.com
17.Termination. This Agreement shall cease, terminate and have no further force and effect upon the expiration of the last day of the Standstill Period as set forth in Section 2.c, unless earlier terminated by mutual written agreement of the Parties; provided that Sections 8 through 22 shall survive the termination of this Agreement.
18.Further Assurances. The Investor Parties and the Corporation agree to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective and consummate the transactions contemplated by this Agreement.
19.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Investor Parties may assign this Agreement to the extent set forth in Section 1.h. Any purported transfer requiring consent without such consent shall be void.
20.No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.
21.Interpretation; Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. When a reference is made in this Agreement to a Section or Clause, such reference shall be to a Section or Clause of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

22.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
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IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement on the date first set forth above.
THE CORPORATION:
LKQ CORPORATION
By:
Name: Matthew J. McKay
Title:     Senior Vice President,           General Counsel &           Corporate Secretary
[Signature Page to Cooperation Agreement]

THE ANCORA PARTIES:

Ancora Bellator Fund, LP Ancora Catalyst Institutional, LP Ancora Catalyst, LP Ancora Merlin Institutional, LP Ancora Merlin, LP Ancora Impact Fund LP Series EE

By:	Ancora Alternatives LLC its Investment Advisor and General Partner
By:	Ancora Holdings Group, LLC, its Sole Member
By:
	Name:	Fredrick D. DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Alternatives LLC By: Ancora Holdings Group, LLC, its Sole Member
By:	__________________________________________
	Name:	Fredrick D. DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Family Wealth Advisors, LLC By: Inverness Holdings LLC, its Sole Member By: Ancora Holdings Group, LLC, its Sole Member
By:	__________________________________________
	Name:	Fredrick D. DiSanto
	Title:	Chairman and Chief Executive Officer

Inverness Holdings LLC By: Ancora Holdings Group, LLC, its Sole Member
By:	__________________________________________
	Name:	Fredrick D. DiSanto
	Title:	Chairman and Chief Executive Officer
[Signature Page to Cooperation Agreement]

Ancora Holdings Group, LLC
By:	__________________________________________
	Name:	Fredrick D. DiSanto
	Title:	Chairman and Chief Executive Officer

Fredrick D. DiSanto

[Signature Page to Cooperation Agreement]

THE ENGINE PARTIES:

Engine Capital, LP

By:	Engine Investments, LLC General Partner

By:
	Name:	Arnaud Ajdler
	Title:	Managing Member

Engine Jet Capital, LP

By:	Engine Investments, LLC General Partner

By:
	Name:	Arnaud Ajdler
	Title:	Managing Member

Engine Lift Capital, LP

By:	Engine Investments II, LLC General Partner

By:
	Name:	Arnaud Ajdler
	Title:	Managing Member

Engine Capital Management, LP

By:	Engine Capital Management GP, LLC General Partner

By:
	Name:	Arnaud Ajdler
	Title:	Managing Member

[Signature Page to Cooperation Agreement]

Engine Capital Management GP, LLC

By:
	Name:	Arnaud Ajdler
	Title:	Managing Member

Engine Investments, LLC

By:
	Name:	Arnaud Ajdler
	Title:	Managing Member

Engine Investments II, LLC

By:
	Name:	Arnaud Ajdler
	Title:	Managing Member

Arnaud Ajdler

[Signature Page to Cooperation Agreement]

SCHEDULE A

THE ANCORA PARTIES

Investor Name	Beneficial Ownership
Ancora Catalyst Institutional LP (“Ancora Catalyst Institutional LP”)	839,935 shares of Common Stock beneficially owned, including 100 shares held in record name.
Ancora Bellator Fund, LP (“Ancora Bellator”)	403,754 shares of Common Stock beneficially owned.
Ancora Catalyst, LP (“Ancora Catalyst”)	90,652 shares of Common Stock beneficially owned.
Ancora Merlin Institutional, LP (“Ancora Merlin Institutional”)	842,479 shares of Common Stock beneficially owned.
Ancora Merlin, LP (“Ancora Merlin”)	86,726 shares of Common Stock beneficially owned.
Ancora Impact Fund LP Series EE (“Ancora Impact Series EE”)	771,000 shares of Common Stock beneficially owned.
Ancora Alternatives LLC (“Ancora Alternatives”)
As the investment advisor and general partner to each of Ancora Catalyst Institutional, Ancora Bellator, Ancora Catalyst, Ancora Merlin Institutional, Ancora Merlin, Ancora Impact Series EE and certain separately managed accounts (the “Ancora Alternatives SMAs”), Ancora Alternatives may be deemed to beneficially own the 839,935 shares of Common Stock beneficially owned by Ancora Catalyst Institutional, 90,652 shares of Common Stock beneficially owned by Ancora Catalyst, 403,754 shares of Common Stock beneficially owned by Ancora Bellator, 842,479 shares of Common Stock beneficially owned by Ancora Merlin Institutional, 86,726 shares of Common Stock beneficially owned by Ancora Merlin, 771,000 shares of Common Stock beneficially owned by Ancora Impact Series EE and 1,378,775 shares of Common Stock held in the Ancora Alternatives SMAs.

Ancora Family Wealth Advisors, LLC (“Ancora Family Wealth”)
As the investment advisor of certain separately managed accounts (the “Ancora Family Wealth SMAs”), Ancora Family Wealth may be deemed to beneficially own 6,258 shares of Common Stock (consisting of shares of Common Stock held in the Ancora Family Wealth SMAs).

Inverness Holdings LLC (“Inverness Holdings”)	As the sole member of Ancora Family Wealth, Inverness Holdings may be deemed to beneficially own the 6,258 shares of Common Stock held in the Ancora Family Wealth SMAs.

Ancora Holdings Group, LLC (“Ancora Holdings”)	As the sole member of each of Ancora Alternatives and Inverness Holdings, Ancora Holdings may be deemed to beneficially own the 839,935 shares of Common Stock beneficially owned by Ancora Catalyst Institutional, 90,652 shares of Common Stock owned by Ancora Catalyst, 403,754 shares of Common Stock beneficially owned by Ancora Bellator, 842,479 shares of Common Stock beneficially owned by Ancora Merlin Institutional, 86,726 shares of Common Stock beneficially owned by Ancora Merlin, 771,000 shares of Common Stock beneficially owned by Ancora Impact Series EE, 1,372,275 shares of Common Stock held in the Ancora Alternatives SMAs and 6,258 shares of Common Stock held in the Ancora Family Wealth SMAs.
Fredrick DiSanto	As the Chairman and Chief Executive Officer of Ancora Holdings, Mr. DiSanto may be deemed to beneficially own the 839,935 shares of Common Stock beneficially owned by Ancora Catalyst Institutional, 90,652 shares of Common Stock owned by Ancora Catalyst, 403,754 shares of Common Stock beneficially owned by Ancora Bellator, 842,479 shares of Common Stock beneficially owned by Ancora Merlin Institutional, 86,726 shares of Common Stock beneficially owned by Ancora Merlin, 771,000 shares of Common Stock beneficially owned by Ancora Impact Series EE, 1,372,275 shares of Common Stock held in the Ancora Alternatives SMAs and 6,258 shares of Common Stock held in the Ancora Family Wealth SMAs.

SCHEDULE B

THE ENGINE PARTIES

Investor Name	Beneficial Ownership
Engine Capital, LP (“Engine Capital”)	1,158,527 shares of Common Stock beneficially owned.
Engine Jet Capital, LP (“Engine Jet”)	116,930 shares of Common Stock beneficially owned.
Engine Lift Capital, LP (“Engine Lift”)	121,157 shares of Common Stock beneficially owned.
Engine Capital Management LP (“Engine Management”)	As the investment manager of each of Engine Capital, Engine Jet and Engine Lift, Engine Management may be deemed to beneficially own the 1,158,527 shares of Common Stock beneficially owned by Engine Capital, 116,930 shares of Common Stock beneficially owned by Engine Jet and 121,157 shares of Common Stock beneficially owned by Engine Lift.
Engine Capital Management GP, LLC (“Engine GP”)	As the general partner of Engine Management, Engine GP may be deemed to beneficially own the 1,158,527 shares of Common Stock beneficially owned by Engine Capital, 116,930 shares of Common Stock beneficially owned by Engine Jet and 121,157 shares of Common Stock beneficially owned by Engine Lift.
Engine Investments, LLC (“Engine Investments”)	As the general partner of each of Engine Capital and Engine Jet, Engine Investments may be deemed to beneficially own the 1,158,527 shares of Common Stock beneficially owned by Engine Capital and 116,930 shares of Common Stock beneficially owned by Engine Jet.
Engine Investments II, LLC (“Engine Investments II”)	As the general partner of Engine Lift, Engine Investments II may be deemed to beneficially own the 121,157 shares of Common Stock beneficially owned by Engine Lift.
Arnaud Ajdler	As the Managing Partner of Engine Management and the Managing Member of each of Engine GP, Engine Investments and Engine Investments II, Mr. Ajdler may be deemed to beneficially own the 1,158,527 shares of Common Stock beneficially owned by Engine Capital, 116,930 shares of Common Stock beneficially owned by Engine Jet and 121,157 shares of Common Stock beneficially owned by Engine Lift.

EXHIBIT A

Press Release

**Included as Exhibit 99.1 to this Current Report on Form 8-K**